EXHIBIT 10.19

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 20th day of December, 2010, by and between Computer Sciences Corporation, a Nevada corporation (the “Company”), and Michael W. Laphen (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive currently serves as the Company’s President and Chief Executive Officer, and as the Chairman of the Company’s Board of Directors (“Chairman”); and

WHEREAS, the Company desires to obtain the benefit of continued services by Executive as President and Chief Executive Officer, and as Chairman, and Executive desires to continue to render services to the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to recognize the substantial contribution that Executive has made and is expected to continue to make to the Company’s business and to retain his services in the future; and

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company’s continued employment of Executive pursuant to terms herein stated, which terms include provisions for compensation and benefits to be paid or otherwise provided by the Company to Executive or his designated beneficiaries; and

WHEREAS, Executive and the Company have previously entered into that certain Management Agreement dated as of September 10, 2007 (the “Prior Agreement”), effective as of the 10th day of September 2007 (the “Effective Date”); and

WHEREAS, Executive and the Company desire to amend and restate the Prior Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein, it is hereby agreed as follows:

1. Term of Employment; Duties.

(a) As used herein, the phrase “Term of Employment” shall mean the period commencing on the Effective Date and ending on the earliest to occur of the sixth anniversary of the Effective Date or the date of termination of the Executive’s employment in accordance with any one of Sections 6(а) through 6(е) below; provided, however, that the Term of Employment may be extended after the sixth anniversary of the Effective Date, but only by action of the Company’s Board of Directors approving the terms and conditions of an offer of any such extension and giving written notice to Executive of such offer at least 60 days prior to the expiration of the then effective Term of Employment, followed by Executive’s acceptance of such offer within such time as may be provided by the Board as a condition of such offer.

(b) The Company hereby agrees to employ Executive as its Chief Executive Officer and as its Chairman, in each case, for the Term of Employment, and Executive agrees to serve in these capacities with the duties and responsibilities customary to such positions in a company of the size and nature of the Company, protecting, encouraging and promoting the interests of the Company, and performing such other duties consistent with the offices held by Executive as may be reasonably assigned to him from time to time by the Board.  During the Term of Employment, Executive shall report solely and directly to the Board.

(c) Executive shall devote all of his business time and attention to his duties on the Company’s behalf except for sick leave, vacations and approved leaves of absence; provided, however, that nothing shall preclude Executive from (i) managing his personal investments and affairs, (ii) participating in civic and nonprofit activities and (iii) participating as a member of the board of directors of such other companies as he may be invited and elected to serve with the consent of the Board of the Company, which consent shall not be unreasonably withheld; provided that in each case, the Executive shall not knowingly engage in activities inconsistent with the Company’s ethics codes and other conflicts of interests policies in effect from time to time or which materially interfere with or adversely affect the performance of Executive’s duties under this Agreement and provided further, that Executive shall resign as a member of the board of directors of another company if so requested by the Board.

2. Compensation.

(a) Base Salary.  The Company agrees to pay to Executive as a minimum salary during the Term of Employment the sum of $1,000,000 per year, payable in accordance with the normal payroll procedure of the Company as in effect from time to time.  Executive shall be entitled to such increases (but no decreases) in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary rate, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b) Annual Incentive Awards.  Executive shall participate in the Company’s Annual Management Incentive Plan, and any successor plan, on terms and conditions that are appropriate to his positions and responsibilities at the Company and are no less favorable than those applying to other senior executive officers of the Company.  Executive’s target bonus under the Annual Management Incentive Plan for the Company’s fiscal year ending March 28, 2008 shall be equal to 200% of the Base Salary.  Executive’s target bonus under the Annual Management Incentive Plan (or any successor plan) for subsequent years shall be determined for each such year by the Compensation Committee of the Board but shall not be less than 200% of Base Salary.  Any annual incentive paid to Executive shall be in addition to the Base Salary and to any and all other benefits to which Executive is entitled as provided in this Agreement.  Payment of annual incentive awards shall be made at the same time that other senior executive officers of the Company receive their incentive awards.

(c) Long-Term Incentive Programs.  Executive shall participate in the equity and other long-term incentive compensation plans generally available to other senior executive officers of the Company from time to time on terms and conditions that are appropriate to his positions and responsibilities at the Company and are no less favorable than those generally applicable to such other senior executive officers.

3. Employee Benefit Programs.  During the Term of Employment, Executive shall be entitled to participate in all employee pension and welfare benefit plans made available to the Company’s executive officers, as such plans may be in effect from time to time and on terms and conditions that are no less favorable than those generally applicable to other senior executive officers, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any welfare benefit plans for senior executive officers that may be sponsored by the Company from time to time, including any retirement or welfare plans that supplement the above-listed types of plans, whether funded or unfunded.

4. Supplemental Pension Benefit.  Notwithstanding Section 3 hereof, Executive shall be entitled to participate in the Company’s Supplemental Executive Retirement Plan, amended and restated as of February 14, 2006 (“SERP”), or such successor or amended plan(s) as shall be adopted from time to time.  Executive shall not be required to participate in any successor to the SERP if such successor plan fails to contain terms and conditions applicable to Executive that are no less favorable than those applicable to other senior executive officers of the Company, and he may instead provide the Company with his written election to remain as a participant in the SERP.

So long as Executive continues to participate in the SERP, in the event of Executive’s termination of employment on account of (1) Disability, (2) the Company’s termination of Executive’s employment without Cause, or (3) Executive’s resignation from employment either for Good Reason or with the consent of the Board, Executive’s additional benefits under Part B of the SERP (Article XXIII(b)) shall be calculated as if Executive had attained the lesser of (a) age 62 or (b) Executive’s actual age plus three (3) years at the time of such termination of employment, and Executive’s benefits as thus determined shall be fully vested.  The preceding sentence shall not be required to apply to the determination of Executive’s benefits under any successor or replacement plan(s) for the SERP as the Company may adopt in the future.

5. Perquisites, Vacations and Reimbursement of Expenses.  During the Term of Employment:

(a) The Company shall furnish Executive with, and Executive shall be allowed full use of, office facilities, automobiles, secretarial and clerical assistance and other Company property and services commensurate with his position and of at least comparable quality, nature and extent to those made available to other senior executive officers of the Company from time to time;

(b) Executive shall be allowed vacations and leaves of absence with pay on a basis no less favorable than that applicable to other senior executive officers of the Company;

(c) The Company shall reimburse Executive for reasonable business expenses incurred by Executive in the performance of his duties hereunder, such reimbursements to be effected in accordance with normal Company reimbursement procedures from time to time in effect; and

(d) The Company shall continue to provide use of the Company’s aircraft at the Company’s expense for Executive’s business use in accordance with the Company’s policies in effect from time to time.  In addition, it being recognized that some of Executive’s personal travel using the Company’s aircraft may be required for purposes for security and/or ensuring Executive’s availability for the demands of the Company’s business, the Company shall permit the use of the Company’s aircraft at the Company’s expense for reasonable personal use by Executive and accompanying family members.  Income will be imputed to Executive for any such personal use in accordance with applicable tax law.  Executive will not receive a tax gross-up on any such imputed income.

6. Termination of Employment.  The rights and obligations of Executive and the Company in the event of Executive’s employment termination following a change of control, as defined in the Company’s Severance Plan for Senior Management and Key Employees, as amended and restated effective October 28, 2007, or such amended or successor plan then in effect (the “Severance Plan”) shall be governed exclusively by the Severance Plan, except as the terms thereof are specifically modified by this Section below.  The Company hereby acknowledges that Executive shall from and after the Effective Date be designated as a member of Group A under the terms of the Severance Plan.  No further payment or benefit shall be made or granted under this Agreement in the event Executive becomes entitled to severance benefits under the terms of the Severance Plan.  If Executive becomes entitled to receive benefits under the Severance Plan, then notwithstanding any provision of the Severance Plan to the contrary,

(x) any amount which would otherwise have been paid pursuant to Section 6(d)(1)(ii) on account of Executive’s termination of employment under circumstances entitling Executive to receive benefits under Section 6(d)(1)(ii), disregarding any requirement that Executive execute a release (the “Management Agreement Severance”) shall be paid at the time and in the form provided under Section 6(d)(1)(ii), and

(y) any amount the payment of which is deferred in order to comply with Section 409A of the Code, whether deferral occurs under Section 11 of the Severance Plan (or any similar provision of a successor plan) or under clause (x) above, shall, on or prior to the termination of employment, be placed in the trust as described in Section 11(c) of the Severance Plan until payment is made.

For clarity, the Management Agreement Severance shall not be subject to any provision otherwise providing lump sum payment under the Severance Plan.

(a) Termination Due to Death.  In the event that Executive’s employment is terminated due to his death, the Company’s payment obligations under this Agreement shall terminate, except that Executive’s estate or his beneficiaries, as the case may be, shall be entitled to the following:

(1) (i) the Base Salary through the date of termination (including accrued but unused vacation), (ii) any earned but unpaid portion of Executive’s annual incentive award provided for in Section 2(b) for the fiscal year preceding the year of termination, (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive pursuant to this Agreement or in accordance with Company policy prior to the date of Executive’s termination, and (iv) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company according to their terms (the amounts described in clauses (i) through (iv) of this Section 6(a)(1), reduced (but not below zero) by any amounts owed by Executive to the Company (such as the Company’s tax withholding obligations under any taxable compensation paid to Executive), being referred to as the “Accrued Rights”); and

(2) a pro rata annual incentive award provided for in Section 2(b) for the fiscal year in which Executive’s death occurs, based on the Company’s actual performance for the entire year and the number of calendar months during the fiscal year that Executive was employed prior to such termination (rounded up to the next whole month), payable at the time annual bonuses are paid for such fiscal year to executives of the Company generally; and

(3) in addition to Executive’s outstanding stock options, restricted stock and restricted stock units (“Stock Awards”) being administered in accordance with the terms of the written agreements setting forth the terms of each such Stock Award, in the event of Executive’s death at age 61 or younger, all unvested Stock Awards shall vest in their entirety, and Executive’s beneficiaries shall have a period of one (1) year (or the date of expiration, if earlier) to exercise an outstanding stock option.

A reduction to any amounts required to be provided or paid pursuant to Section 6(a)(1) that are subject to Section 409A (as defined in Section 17) shall not be effective until the amounts payable or provided to Executive under this Agreement sought to be reduced would otherwise have been paid to Executive pursuant to the terms of this Agreement.

(b) Termination due to Disability.

(1) If, as a result of Executive’s incapacity due to physical or mental illness, accident or other incapacity (as determined by the Board in good faith, after consideration of such medical opinion and advice as may be available to the Board from medical doctors selected by Executive or by the Board or both separately or jointly), Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months and, within 30 days after written notice of termination thereafter given by the Company, Executive shall not have returned to the full-time performance of Executive’s duties, the Company or Executive may terminate Executive’s employment for “Disability.”

(2) In the event that Executive’s employment is terminated due to Disability, he shall be entitled to the following benefits:

(i) the Accrued Rights; and

(ii) a pro rata annual incentive award provided for in Section 2(b) for the fiscal year in which Executive’s Disability occurs, based on the Company’s actual performance for the entire year and the number of calendar months during the fiscal year that Executive was employed prior to such termination (rounded up to the next whole month), payable at the time annual bonuses are paid for such fiscal year to executives of the Company generally;

(iii) in addition to Executive’s outstanding Stock Awards being administered in accordance with the terms of the written agreements setting forth the terms of each such Stock Award, in the event of Executive’s Disability at age 61 or younger constitutes a “Permanent Disability” as set forth in the terms of Executive’s stock option agreements, all unvested Stock Awards will continue to vest as if Executive had remained employed for the succeeding five (5) years, and Executive shall have a period of five (5) years (or the date of expiration, if earlier) to exercise an outstanding stock option.

(c) Termination by the Company for Cause.

(1) The Company shall have the right to terminate Executive’s employment at any time for Cause in accordance with this Section 6(c).

(2) For purposes of this Agreement, “Cause” shall mean:

(i) fraud, intentional misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

(ii) gross negligence, chronic neglect, willful malfeasance or gross misconduct in connection with Executive’s employment hereunder;

(iii) conviction or plea of guilty or nolo contendere of a felony or other crime involving moral turpitude;

(iv) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; provided that for clarity, a violation shall not be considered as willful or knowing where Executive has acted in a manner consistent with specific advice of outside counsel to the Company and such action is not a violation of U.S. federal, state or local law or the rules of any U.S.-based stock exchange on which securities of the Company are actively traded.

(v) failure to cooperate, if requested by the Board, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or

(vi) substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident, or other physical or mental incapacity) or other material breach of this Agreement.

(3) No termination of Executive’s employment by the Company for Cause shall be effective unless the provisions of this Section 6(с)(3) shall have been complied with and unless a majority of the members of the Board have duly voted to approve such termination.  Executive shall be given written notice by the Board of its intention to terminate him for Cause, which notice (A) shall state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (B) shall be given no later than ninety (90) days after the first meeting of the Board at which the Board became aware of the occurrence of the event giving rise to such grounds.  Executive shall have 30 days after receiving such notice in which to cure such grounds, to the extent such cure is possible.  If he fails to cure such grounds within such 30-day period, Executive’s employment with the Company shall thereupon be terminated for Cause.  If the Board determines in good faith that the grounds are not curable, Executive’s employment with the Company shall be terminated for Cause upon Executive’s receipt of written notice from the Board.

(4) In the event the Company terminates Executive’s employment for Cause, he shall be entitled to the Accrued Rights.

(d) Termination Without Cause or for Good Reason or With Board Consent.

(1) In the event (A) Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or (B) Executive terminates his employment for Good Reason or otherwise if the Board issues its consent to such termination, Executive shall be entitled to receive the Accrued Rights and, subject to (Х) Executive’s continued compliance with the provisions of Sections 11, 12 and 13 hereof and (Y) Executive’s execution and non-revocation of a release of claims substantially in the form attached hereto as Exhibit A, with such changes as may be required by changes in applicable law, the following:

(i) a pro rata annual incentive award provided for in Section 2(b) for the fiscal year in which Executive’s termination of employment occurs, based on the Company’s actual performance for the entire year and the number of calendar months during the fiscal year that Executive was employed prior to such termination (rounded up to the next whole month), payable at the time annual bonuses are paid for such fiscal year to executives of the Company generally;

(ii) a severance payment in an amount equal to 2 times the sum of (i) the Base Salary, as in effect immediately prior to the delivery of notice of termination, plus (ii) Executive’s target annual incentive award provided for in Section 2(b) for the fiscal year in which such termination occurs, payable in 24 equal monthly installments following Executive’s termination; and

(iii) if Executive elects to continue coverage under the Company’s medical, dental, and/or vision insurance plans pursuant to COBRA following termination of employment, the Company will pay Executive’s COBRA premiums for a period of 18 months following termination (or such shorter period that Executive is entitled to COBRA continuation coverage) and timely report the COBRA premiums as income to Executive; and

(iv) in addition to Executive’s outstanding Stock Awards being administered in accordance with the terms of the written agreements setting forth the terms of each such Stock Award, in the event of (1) Executive’s termination of employment by the Company without Cause (other than due to death or Disability), or (2) Executive terminates his employment for Good Reason or otherwise if the Board issues its consent to such termination, in either case at a time when Executive is age 61 or younger, then Executive shall have a period of two (2) years (or the date of expiration, if earlier) to exercise an outstanding stock option.  In the event that the terms “Cause” and/or “Good Reason” are already defined in a particular Stock Award agreement, then the definition set forth in that agreement shall continue to apply for purposes of applying any severance provisions described in this Agreement to such Stock Award agreement.

(2) For purpose of this Agreement, Good Reason shall mean the occurrence of any of the following subsequent to the Effective Date of this Agreement without Executive’s consent:

(i) the failure to elect or reelect Executive to the positions of Chairman and Chief Executive Officer or the removal of him from either such position;

(ii) the assignment to Executive of duties that are materially inconsistent with, or that materially impair his ability to perform, the duties customarily assigned to a Chairman and Chief Executive Officer of a corporation of the size and nature of the Company; or a change in the reporting structure so that Executive reports to someone other than the Board or is subject to the direct or indirect authority or control of a person or entity other than the Board;

(iii) any material breach by the Company of this Agreement;

(iv) conduct by the Company that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability; or

(v) the Company fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the Company’s business or assets of the Company.

(3) No termination of Executive’s employment by Executive for Good Reason shall be effective unless the provisions of this Section 6(d)(3) shall have been complied with.  Executive shall give written notice to the Company of his intention to terminate his employment for Good Reason, which notice shall (i) state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Reason is based and (ii) be given no later than 90 days after the first occurrence of such circumstances.  The Company shall have 30 days after receiving such notice in which to cure such grounds.  If the Company fails to cure such grounds within such 30-day period, Executive’s employment with the Company shall thereupon terminate for Good Reason.

(4) The Company shall furnish to Executive within five (5) business days of termination of Executive’s employment the release required under Section 6(d)(1) and Executive must return the release and it must have become irrevocable before the eightieth (80th) day after Executive’s termination before any payments or benefits may be provided.  If the release is timely provided and is irrevocable on or before the eightieth (80th) day following Executive’s termination of employment, the benefits and amounts described in Section 6(d)(1) shall commence to be provided (and provided retroactively to the extent that the payment or benefit would otherwise have been provided but for the requirement of the release) two (2) business days after the release is irrevocable but in any event not later than the ninetieth (90th) day after termination of Executive’s employment; provided that if the ninety (90) day period following the termination of Executive’s employment expires in the calendar year following the calendar year of the Executive’s termination of employment, payments and benefits will not commence earlier than the calendar year following termination of Executive’s employment.  If the Company fails to furnish the Executive the form of release timely, no release shall be required and Executive shall be treated as if he had timely executed and submitted the release and such release had become irrevocable on the tenth (10th) day after termination of Executive’s employment.  If Executive fails to submit the release timely enough so that it is irrevocable on or before the eightieth day following termination of employment and the Company has complied with its obligation to furnish the form of release to Executive within five (5) business days of Executive’s termination of employment, then Executive shall not be entitled to receive any benefits  under Section 6(d)(1).

(e) Voluntary Termination.  Executive shall have the right to terminate his employment with the Company at any time.  A voluntary termination shall mean a termination of employment by Executive on his own initiative, other than a termination due to death or Disability or for Good Reason, and if the Board does not issue its consent to such voluntary termination such that it is treated as if such voluntary termination were a resignation for Good Reason, then Executive’s voluntary termination shall have the same consequences as provided in Section 6(с)(4) for a termination for Cause.

(f) Expiration of Term of Employment.  In the event Executive’s employment with the Company terminates upon the expiration of the Term of Employment he shall be entitled to the Accrued Rights.

(g) Effect of Section 409А of the Code.  Notwithstanding anything to the contrary in this Agreement, if, upon the advice of its counsel, the Company determines that any payments or benefits to be provided to Executive pursuant to this Section 6 are or may become subject to the additional tax under Section 409А(а)(1)(В) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other taxes or penalties imposed under Section 409А of the Code (“409А Taxes”) as applicable at the time such payments and benefits are otherwise required under this Agreement, then:  (i) such payments or benefits shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Section 409А of the Code) with the Company, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409А Taxes (the “Payments Delay Period”), and (ii) such payments (other than a delay in vesting of any Stock Award) shall be increased by an amount equal to interest on such payments for the Payments Delay Period at a rate equal to the 120-month rolling average yield to maturity of the index called the “Merrill Lynch U.S. Corporate, A Rated, 15+ Years Index” (or any successor index, or if neither exists, the most similar index which does exist) as of December 31 of the year preceding the year in which the Payments Delay Period commences, compounded annually.

7. Indemnification and Insurance.

(a) The Company and Executive acknowledge that they are parties to an Indemnification Agreement, dated as of August 14, 2001, which agreement shall not be affected by this Agreement.

(b) The Company agrees that Executive shall continue to be covered as a named insured under the Company’s Directors’ and Officers’ liability insurance as applicable from time to time to the Company’s senior executive officers on terms and conditions that are no less favorable than those applying to such other senior executive officers.

8. No Mitigation; No Offset.  In the event of a termination of Executive’s employment for any reason, Executive shall not be required to seek other employment or to mitigate any of the Company’s obligations under this Agreement, and except as otherwise provided in this Agreement, no amount payable under Section 6 shall be reduced by (a) any claim the Company may assert against the Executive or (b) any compensation or benefits earned by Executive as a result of employment by another employer, self-employment or from any other source after such termination of employment with the Company.

9. Designated Beneficiary.  In the event of the death of Executive while in the employ of the Company, or at any time thereafter during which amounts remain payable to Executive under Section 6 above, such payments shall thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive’s death by filing a written beneficiary designation with the Company during Executive’s lifetime.  Such beneficiary designation shall be in such form as may be reasonably prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during his lifetime.  Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee of a trust, or the legal representative of an estate.  Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, or if Executive shall have failed to provide such beneficiary designation, then the amount payable under this Agreement shall be paid to Executive’s estate.

10. Ethics.  During the Term of Employment, Executive shall be subject to the Company’s Code of Ethics and Standards of Conduct (the “Policies”), as the Policies may be updated from time to time, which Policies are set forth on the Corporate Governance page of the Company’s website (www.csc.com).  If for any reason an arbitrator, subject to judicial review as provided by law, or a court should determine that any provision of the Policies is unreasonable in scope or otherwise unenforceable, such provision shall be deemed modified and fully enforceable as so modified to the extent the arbitrator and any reviewing court determines what would be reasonable and enforceable under the circumstances.

11. Inventions.

(a) All inventions, discoveries, developments and improvements conceived or made by Executive, alone or with others, prior to Executive’s employment by the Company, or during Executive’s employment by the Company prior to the date of this Agreement but which Executive believes that he owns, are listed and described on Appendix B to this Agreement.  To the best of Executive’s knowledge this list is complete (or if no items are so listed, Executive has nothing to so disclose).  Executive understands that his failure to list any item will require that he demonstrate through clear, tangible and convincing evidence that he or his assigns own an item which the Company believes it owns.  If it is determined that Executive owns any unlisted item, and the Company has expended monies to develop it, the Company shall be entitled to the use of same without royalty payments to Executive or his assigns.

(b) Executive will promptly and fully inform the Company of all inventions, discoveries, developments and improvements that he may conceive, discover, develop or make during his employment, whether made solely or jointly with others, whether or not patentable, and whether or not such conception, discovery or making involves the use of the Company’s time, facilities, equipment or personnel (collectively, “Inventions”).  Executive acknowledges and agrees that all such Inventions relating to any work he performs for the Company or any business in which the Company is or intends to be engaged are “works for hire” under applicable law and shall belong to the Company.  Executive further agrees to assign, and does hereby assign, to the Company all right, title and interest in and to any and all such Inventions and agrees to execute all documents deemed necessary or desirable by the Company in connection therewith, including patent and/or copyright assignments, and to cooperate both during and after his employment with the Company, at the Company’s expense, in all further actions deemed necessary or desirable to confirm, register, protect or enforce the Company’s right therein.  The Company and Executive acknowledges that the foregoing assignment does not include any invention unrelated to the Company’s business or research which meets the requirements of Section 2870 of the California Labor Code, or any successor provision thereto.

12. Confidential Information and Trade Secrets.

(a) Executive acknowledges that the term “Confidential Information” as used in this Agreement means all items, materials and information (whether or not reduced to writing and whether or not patentable or copyrightable) which belong to the Company or which the Company’s suppliers or customers or clients have communicated to the Company in the course of the Company’s business, and which reflect, consist of or refer to:

(1) information technology; methods and processes; designs and formulations; the content or composition of goods or services; techniques; business strategies or operations; formulas; compilations of data or reports; plans; tools or equipment; inventions; know-how; technical disclosures, patent applications, blueprints or specifications; financial, marketing, sales, personnel or salary information; forms, legal documents or memoranda; software, computer programs or databases; any documents prepared by or on behalf of the Company or Company suppliers, customers or clients;

(2) information compiled, collected or developed by the Company reflecting the identities of those customers and clients of the Company which are not generally known outside the Company or whose relationship with the Company as a customer or client is not generally known outside the Company; characteristics of any customers or clients of the Company or of customer or client representatives, including without limitation product or service preferences or requirements, cost or price information for goods or services offered or sold, credit terms or credit performance, actual or likely order cycles, the nature of goods delivered or services performed, or research or development plans or activities;

(3) information compiled, collected, or developed by the Company reflecting identities of any suppliers of the Company which are not generally known outside the Company or whose relationship with the Company as a supplier is not generally known outside the Company; characteristics of any supplier of the Company, or supplier representatives, including without limitation cost or price information for goods or services offered or purchased, audit terms, the nature of goods delivered or service performed, product or service quality and reliability, delivery terms, or research or development plans or activities;

(4) prices, fees, discounts, selling techniques or distribution methods used by the Company; or

(5) any other confidential or proprietary information obtained directly or indirectly while employed by the Company.

(b) Executive acknowledges that the term “Trade Secret” as used in this Agreement means the whole or any portion or phrase of any scientific or technical or business information, including, but not limited to, any design, process, procedure or system, formula, improvement, or invention that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of the Company’s reasonable efforts to maintain its secrecy.  In addition to information belonging to the Company, information furnished to the Company by other parties can be a Trade Secret.

(c) The term “Confidential Information” includes information which may also be a Trade Secret, but does not include anything described above which is now generally known by parties other than the Company, its affiliates and employees, or becomes generally known, through no breach of this Section 12 on the part of Executive.

(d) Executive acknowledges that Confidential Information is and remains confidential regardless of whether or not any Company report or form or other document contains any statement regarding confidentiality.

(e) Executive agrees to hold all Confidential Information in confidence and to not use directly or indirectly, for Executive’s own benefit or the benefit of any other party, corporate or otherwise, or publish or cause to be published or otherwise disclose to anyone other than the Company or its designee, any Confidential Information or Trade Secrets except as compelled by law and except as required to conduct the Company’s business.

(f) Executive will, upon demand, and without demand immediately upon the termination of Executive’s employment, surrender to the Company any and all documents, including without limitation computer memory, reports and forms containing Confidential Information and any and all other business records, prototypes and materials which Executive may have created or received from the Company during Executive’s employment, or which pertain to the Company’s business, and all copies thereof, which are in Executive’s possession or control at the time of the demand or the termination of Executive’s employment, however made or obtained.

13. No Solicitation, No Interference, No Disparagement.  During Executive’s employment, and for a period of 24 months immediately following Executive’s employment termination (voluntary or otherwise), Executive agrees to honor the following representations:  (a) Executive shall not induce, or aid others to induce, any individual who is, or was during the 6 months preceding the time of the aid or inducement, employed by the Company or any of its subsidiaries to terminate his or her employment with the Company or any of its subsidiaries or do anything which violates any written employment agreement he or she may have with the Company or any of its subsidiaries, (b) in recognition of the status of information regarding compensation and other personnel information of Company employees as Confidential Information, Executive shall not solicit or aid others to solicit an individual who is, or was during the 6 months preceding the time of the solicitation, employed by the Company or any of its subsidiaries for, or offer to any such individual, competitive employment and (с) Executive agrees not to interfere with the business of the Company in any manner including, without limitation, inducing any consultant or independent contractor or customer or client of the Company to sever or diminish that person’s or entity’s relationship with the Company.  For a period of 24 months immediately following Executive’s employment termination (voluntary or otherwise), Executive agrees and represents that Executive shall not make any statement disparaging the Company, Company personnel and directors, or any product or service offered by the Company or any affiliate.

Arbitration.

(a) In the event of any dispute between the parties concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive’s Employee’s employment or any termination of such employment (including any claims involving any officers, managers, directors, employees, shareholders or agents of the Company) excepting only any rights the parties may have to seek injunctive relief, the dispute shall be resolved by final and binding arbitration administered by JAMS in Washington D.C. in accordance with the then existing JAMS Arbitration Rules and Procedures for Employment Disputes.  Resolution by arbitration, either in lieu of or after exhausting the procedures of Section 7 of the Severance Plan, shall be at the election of Executive with respect to any claim to which Section 7 of the Severance Plan shall apply.  In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators.  In the event the parties cannot agree on an arbitrator, the Administrator of JAMS shall appoint an arbitrator.  Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as may be compelled by court order.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the Commonwealth of Virginia, or Federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.  The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.  Pending the resolution of any dispute between the parties, the Company shall continue prompt payment of all amounts due to Executive under this Agreement and prompt provision of all benefits to which Executive is otherwise entitled.

(b) Costs of arbitration shall be borne by the Company.  Reasonable attorney fees and costs and the reasonable fees and costs of any experts incurred by Executive shall be borne and paid by the Company to the extent that Executive prevails on his claims.  Such fees and costs incurred by Executive shall be paid by the Company in advance of the final disposition of such claims, as such fees are incurred, upon receipt of an undertaking by Executive to repay such amounts to which it is determined that Executive is not entitled to retain because Executive was not determined to be in accordance with the Bylaws of the Company or applicable law.

(c) Notwithstanding the foregoing provisions of this Section 14, Executive and the Company agree that Executive or the Company may seek and obtain otherwise available injunctive relief in Court for any violation of obligations concerning confidential information or trade secrets that cannot adequately be remedied at law or in arbitration.

(d) If the Company terminates Executive’s employment hereunder or Executive terminates his employment alleging that such termination is for Good Reason, and if there is a dispute as to whether Executive is entitled to receive any payments and benefits provided under this Agreement, including the severance and other benefits set forth in Section 6(d)(1), during the period of the dispute the Company shall continue to pay Executive his Base Salary and continue to provide Executive and his family with the benefits provided in Section 3, provided, however, that if the dispute is resolved against Executive, Executive agrees that he will promptly refund to the Company all payments he receives hereunder which he would not otherwise have been entitled to receive, plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.  If the dispute is resolved in Executive’s favor, promptly after resolution of the dispute the Company shall pay Executive any amount that was withheld or not timely paid during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

14. Notices.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, or delivered by private courier, as follows:  if to the Company -- Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245 Attention:  General Counsel; and if to Executive to the address of the Executive as it appears in the records of the Company.  Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Miscellaneous.  This Agreement shall also be subject to the following miscellaneous provisions:

(a) The Company represents and warrants to Executive that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms.

(b) This Agreement and the Severance Plan contain a complete statement of all the agreements between the parties with respect to Executive’s employment by the Company, supersede all prior and existing negotiations and agreements between them concerning the subject matter thereof and can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto and stating an intention to change or modify this Agreement or the Severance Plan, as the case may be.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement or the Severance Plan to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(c) The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect.  Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

(d) This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia except to the extent governed by Federal law, and shall be construed according to its fair meaning and not for or against any party.  Any dispute between the parties hereto arising out of or related to this Agreement not resolved pursuant to Section 14 will be heard and determined before an appropriate federal court located in the Eastern District of Virginia, or, if not maintainable therein, then in a state court in the location of Executive’s current or most recent primary residence in the Commonwealth of Virginia (determined at the time of any future dispute) and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.

(e) All compensation payable hereunder shall be subject to such withholding taxes as may be required by law.

(f) This Agreement shall be binding upon and inure to the benefit of the successors and assigns, of the Company.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take commercially reasonable action in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or obligations pursuant to this Agreement.

(g) The rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under any Company sponsored stock incentive plans or any grants or award agreements issued thereunder.  The provisions of this Agreement shall not in any way abrogate Executive’s rights under such stock incentive plans and underlying grants or award agreements.

(h) The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

(i) The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(j) Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

(k) This Agreement may be executed in two or more counterparts each of which shall be legally binding and enforceable.

16. Section 409A.

(a) This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly.

(b) Each payment under this Agreement is intended to be compliant with or excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(c) All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, (i) the amount reimbursed or in-kind benefits provided under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), (ii) the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, (iii) in the event that the provision of in-kind benefits requires the Company to impute income to Executive, the Company shall timely impute such income to Executive under applicable tax rules for the appropriate taxable year, and (iv) the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPUTER SCIENCES CORPORATION
MICHAEL W. LAPHEN

/s/ Michael W. Laphen		/s/ William L. Deckelman
	Name:	William L. Deckelman, Jr.
	Its:	Vice President, General Counsel and Secretary

EXHIBIT А

RELEASE OF CLAIMS

Executive hereby irrevocably, fully and finally releases Computer Sciences Corporation, a Nevada corporation (the “Company”), its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this release which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company.  The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with the Company, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort.  In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

(i)           any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of his Amended and Restated Management Agreement with the Company dated as of December 20, 2010 (the “Agreement”);

(ii)           claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

(iii)            claims related to Executive’s COBRA rights; and

(iv)            claims for indemnification to which Executive is or may become entitled, including but not limited to claims submitted to an insurance company providing the Company with directors and officers liability insurance.

Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.

Executive intends that this release of claims cover all claims, whether or not known to Executive.  Executive further recognizes the risk that, subsequent to the execution of this release, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release.  Executive expressly assumes this risk by signing this release and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

А general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.

Executive also hereby waives any rights under the laws of the Commonwealth of Virginia or any other jurisdiction which Executive may otherwise possess that are comparable to those set forth under California Civil Code section 1542.

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Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

Executive acknowledges that he has been given at least 21 days in which to review and consider this release, although Executive is free to execute this release at any time within that 21-day period.  Executive acknowledges that he has been advised to consult with an attorney about this release.  Executive also acknowledges his understanding that if Executive signs this release, Executive will have an additional 7 days from the date that Executive signs this release to revoke that acceptance, which Executive may effect by means of a written notice sent to the General Counsel of the Company at the Company’s corporate headquarters.  If this 7-day period expires without a timely revocation, Executive acknowledges and agrees that this release will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the effective date of this release.

Executive acknowledges and agrees that his execution of this release is supported by independent and adequate consideration in the form of payments and/or benefits from the Company to which Executive would not have become entitled if he had not signed this release.

IN WITNESS WHEREOF, Executive has duly executed this release as of the day and year set forth below.

MICHAEL W. LAPHEN

Date:

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